Exhibit 1.2

EXECUTION VERSION	RPX CONFIDENTIAL

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (this “Agreement”) is entered into by and between Spherix Incorporated, a Delaware corporation with an office at 1350 Ave of the Americas, 2nd Floor, New York, NY, 10019 and its Affiliates and wholly-owned subsidiaries (collectively “Licensor”), and RPX Corporation, a Delaware corporation with a principal place of business at One Market Plaza, Steuart Tower, Suite 800, San Francisco, CA 94105 (“RPX”), with an effective date as of May 23, 2016 (the “Effective Date”). Each of RPX and Licensor is a “Party”, and collectively, are referenced as the “Parties”.

WHEREAS, Licensor is the sole and exclusive owner of, and has the right to license in the United States and in certain countries throughout the world, the Patents (as defined below);

WHEREAS, RPX is the sole and exclusive owner of the Series H Preferred Stock (as defined below);

WHEREAS, RPX desires to acquire from Licensor a Patent License (as defined below), including: (a) the right to grant to RPX Licensees (as defined below) a sublicense of the same scope and duration as the Patent License; (b) with respect to Alcatel-Lucent (as defined below), the right to grant a sublicense of the same scope and duration as the Harris Patent License (as defined below); (c) the right to secure for RPX Licensees a Standstill (as defined below) under the Future Acquired Patents for five (5) years; and

WHEREAS, Licensor is willing to grant to RPX a Patent License, including: (a) the right to grant to RPX Licensees a sublicense of the same scope and duration as the Patent License; (b) with respect to Alcatel-Lucent, the right to grant a sublicense of the same scope and duration as the Harris Patent License; and (c) the right to secure for RPX Licensees a Standstill (as defined below) under the Future Acquired Patents for five (5) years.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, RPX and Licensor agree as follows:

Definitions

As used herein, the following terms shall have the following meanings:

“Affiliate(s)” of an Entity shall mean any and all Entities, now or in the future and for so long as the Control exists, that are Controlled, directly or indirectly, by the Entity; provided, that with respect to each of Alcatel-Lucent and Licensor, the term “Affiliate(s)” shall have the applicable meaning set forth in the definition below for, respectively, “Alcatel-Lucent Affiliate(s)” and “Licensor Affiliate(s)”. As used herein, and otherwise where applicable in the Agreement, the term “Affiliate” shall include the affiliate definitions set forth in a separate agreement between the Parties of even date herewith.

“Alcatel-Lucent” shall mean Alcatel-Lucent S.A., as that Entity existed immediately prior to its acquisition by Nokia Corporation and at any time prior to such date.

EXECUTION VERSION	RPX CONFIDENTIAL

“Alcatel-Lucent Afliliate(s)” shall mean any and all Entities that (i) were Controlled, directly or indirectly, by the Alcatel-Lucent; (ii) Controlled, directly or indirectly, Alcatel-Lucent; or (iii) were Controlled by an Entity that Controlled Alcatel-Lucent.

“Bankruptcy Code” shall have the meaning ascribed to it in Section 5.10.

“Claims” shall mean any and all claims, counterclaims, third-party claims, contribution claims, indemnity claims, demands, actions, liabilities, damages, losses, causes of action, and all other claims of every kind and nature in law or equity, whether arising under state, federal, international or other law, which arise from or relate to in any way to infringement of the Patents, or which are (currently or in the future) or were asserted in, could have been asserted in, or which arise from the same transactions or occurrences as those claims that are (currently or in the future) or were asserted in any litigation with respect to the Patents, whether such claims are absolute or contingent, in tort, contract or otherwise, direct or indirect, present or future, known or unknown, that exist or may have existed prior to the Effective Date.

“Combined Licensed Product and Service” shall mean any past, present or future combination or use that includes a Licensed Product and Service combined with any other product, service, process, method, machine, composition of matter or material, which combination or use would result in infringement (direct, indirect, or otherwise) of one or more Patents, irrespective of whether such combination or use were or had been made, used, purchased, provided, hosted, sold, leased, licensed, distributed, transmitted, exported, imported or offered for sale, lease, or import in the United States, only if such Licensed Product and Service provided, directly or indirectly, by or on behalf of an RPX Licensee or its Affiliates satisfies (in whole or in part) or is alleged to satisfy (in whole or in part) a material limitation, element, or step of a claim in the Patents.

“Control” shall mean the legal, beneficial, and/or equitable ownership of more than fifty percent (50%) of (i) the voting power representing the right to vote for directors or other managing authority, (ii) equity ownership interest in an Entity, or (iii) other ownership interest in an Entity.

“Covered Third Party” shall have the meaning ascribed to it in Section 1.2(b).

“Entity” shall mean a corporation, association, partnership, business trust, joint venture, limited liability company, proprietorship, unincorporated association, individual or other entity that can exercise independent legal standing.

“Excluded Supplier” shall have the meaning ascribed to it in Section 1.2(b).

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EXECUTION VERSION	RPX CONFIDENTIAL

“Future-Acquired Patents” shall mean (i)(a) any and all patents and patent applications that first become owned or licensable by Licensor or Licensor’s Affiliates after the Effective Date, (b) any and all foreign counterparts of any of the foregoing; (ii) any and all patents that have issued or may issue from any of the patents or patent applications described in (i) of this definition; (iii) any and all patents and patent applications that, in whole or in part, claim priority to (directly or indirectly), or the benefit of the filing date of, any of the patents or patent applications described in (i) or (ii) of this definition, including any and all child, continuation, continuation-in-part, continuing prosecution, divisional, provisional, non-provisional, reissue, reexamination, substitution, extension and counterpart patents and patent applications of any of the patents or patents applications described in (i) or (ii) of this definition; (iv) any and all patents and patent applications from which any of the patents or patent applications described in (i) or (ii) of this definition, in whole or in part, claim the benefit of priority (directly or indirectly) or otherwise claim the benefit of the filing date, including any and all parent patents or patent applications of any of the patents or patent applications described in (i) or (ii) of this definition; and (v) any and all extensions or renewals of any of the patents or patent applications described in this definition. Any one of the foregoing is a “Future-Acquired Patent”. For clarity, “Future-Acquired Patents” shall not include any such patents or patent applications described in (i)-(v) of the definition of “Patents” below, or any such patents or patent applications described in (i)-(v) of the definition of “Harris Patents” below. Any patents or patent applications owned or licensable by an Entity that acquires Control of Licensor after the Effective Date are excluded from this definition of “Future-Acquired Patents”, except to the extent that such patents or patent applications already qualified as Future-Acquired Patents prior to the date that such Entity acquired Control of Licensor.

“Harris Combined Licensed Product and Service” shall mean any past, present or future combination or use that includes a Harris Licensed Product and Service combined with any other product, service, process, method, machine, composition of matter or material, which combination or use would result in infringement (direct, indirect, or otherwise) of one or more Harris Patents, irrespective of whether such combination or use were or had been made, used, purchased, provided, hosted, sold, leased, licensed, distributed, transmitted, exported, imported or offered for sale, lease, or import in the United States, only if such Harris Licensed Product and Service provided, directly or indirectly, by or on behalf of Licensee or its Affiliates satisfies (in whole or in part) or is alleged to satisfy (in whole or in part) a material limitation, element, or step of a claim in the Harris Patents.

“Harris Licensed Product and Service” shall mean any product, service, software, technology, or material (including any components, devices, data, media, or any other portions thereof), at any time, made, have made, used, purchased, provided, hosted, sold, leased, licensed, distributed, transmitted, exported, imported or offered for sale, lease, or import by or on behalf of Alcatel-Lucent or an Alcatel-Lucent Affiliate, alone or in combination with other products, software, technology, materials and services, the manufacture, use, purchase, provision, hosting, sale, lease, license, distribution, transmittal, export, import (or offer for sale, lease or import) of which would result in infringement (direct, indirect, or otherwise) of one or more Harris Patents, irrespective of whether the product, service, software, technology, or material (including any components, devices, data, media, or any other portions thereof) were or had been made, used, purchased, provided, hosted, sold, leased, licensed, distributed, transmitted, exported, imported or offered for sale, lease, or import in the United States. Harris Licensed Product and Service will include any Harris Combined Licensed Product and Service.

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EXECUTION VERSION	RPX CONFIDENTIAL

“Harris Patents” shall mean (i)(a) the subset of the Patents listed in Exhibit A-2(i)(a), (b) any and all foreign counterparts of any of the foregoing; (ii) any and all patents that have issued or may issue from any of the patents or patent applications described in (i) of this definition; (iii) any and all patents and patent applications that, in whole or in part, claim priority to (directly or indirectly), or the benefit of the filing date of, any of the patents or patent applications described in (i) or (ii) of this defnition, including any and all child, continuation, continuation-in-part, continuing prosecution, divisional, provisional, non-provisional, reissue, reexamination, substitution, extension and counterpart patents and patent applications of any of the patents or patents applications described in (i) or (ii) of this definition; (iv) any and all patents and patent applications from which any of the patents or patent applications described in (i) or (ii) of this definition, in whole or in part, claim the benefit of priority (directly or indirectly) or otherwise claim the benefit of the filing date, including any and all parent patents or patent applications of any of the patents or patent applications described in (i) or (ii) of this definition; and (v) any and all extensions or renewals of any of the patents or patent applications described in this definition.

“Harris Patent License” shall mean a royalty-free, fully paid-up, irrevocable, non-exclusive worldwide license under the Harris Patents to make, have made, use, have used, sell, lease, have leased, import, offer for sale, have offered for sale, have sold, copy, develop, have developed, operate, market, have marketed, import, have imported, own, order, design, purchase, practice, obtain, keep, acquire, receive, build, deliver, host, distribute, have distributed, provide, supply, export, have exported, and otherwise commercially exploit or dispose of any Harris Licensed Product and Service, and for which the term of such license under the Harris Patents shall extend to the expiration of each patent comprising the Harris Patents.

“Have-Made Vendor” means an Entity that manufactures any products on behalf of an RPX Licensee or its Affiliates where such products are based on designs or specifications provided in substantially completed form by such RPX Licensee or any of its Affiliates.

“License Fee” shall have the meaning ascribed to it in Section 1.1.

“Licensed Product and Service” shall mean any past, present or future product, service, software, technology, or material (including any components, devices, data, media, or any other portions thereof), at any time, made, have made, used, purchased, provided, hosted, sold, leased, licensed, distributed, transmitted, exported, imported or offered for sale, lease, or import by or on behalf of an RPX Licensee or an RPX Licensee Affiliate, alone or in combination with other products, software, technology, materials and services, the manufacture, use, purchase, provision, hosting, sale, lease, license, distribution, transmittal, export, import (or offer for sale, lease or import) of which would result in infringement (direct, indirect, or otherwise) of one or more Patents, irrespective of whether the product, service, software, technology, or material (including any components, devices, data, media, or any other portions thereof) were or had been made, used, purchased, provided, hosted, sold, leased, licensed, distributed, transmitted, exported, imported or offered for sale, lease, or import in the United States. Licensed Product and Service will include any Combined Licensed Product and Service.

“Licensor Affiliate(s)” shall mean any and all Entities, now or in the future and for so long as the Control exists, that (i) are Controlled, directly or indirectly, by the Licensor; (ii) Control, directly or indirectly, Licensor; or (iii) are Controlled by an Entity that Controls Licensor.

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EXECUTION VERSION	RPX CONFIDENTIAL

“Licensor Litigations” shall mean any and all lawsuits relating to any Patent filed at any time by Licensor in any state or federal court in the United States, in any court or tribunal in any foreign country, or before the United States International Trade Commission. Any one of the Licensor Litigations is a “Licensor Litigation”.

“Licensor Litigation Defendants” shall mean the parties adverse to Licensor as of the Effective Date in any Licensor Litigation. Any one of the Licensor Litigation Defendants is a “Licensor Litigation Defendant”.

“Party” and “Parties” shall have the meanings ascribed to them in the preamble.

“Patent License” shall mean a royalty-free, fully paid-up, irrevocable, non-exclusive worldwide license under the Patents to make, have made, use, have used, sell, lease, have leased, import, offer for sale, have offered for sale, have sold, copy, develop, have developed, operate, market, have marketed, import, have imported, own, order, design, purchase, practice, obtain, keep, acquire, receive, build, deliver, host, distribute, have distributed, provide, supply, export, have exported, and otherwise commercially exploit or dispose of any Licensed Product and Service, and for which the term of such license under the Patents shall extend to the expiration of each patent comprising the Patents.

“Patents” shall mean any and all patents and patent applications owned or licensable by Licensor or its Affiliates on the Effective Date, including without limitation the following, whether owned or licensable by Licensor or its Affiliates on the Effective Date or at any time thereafter; (i)(a) the patents and patent applications identified on Exhibit A-1 and (b) any and all foreign counterparts of any of the foregoing; (ii) any and all patents that have issued or may issue from any of the patents or patent applications described in (i) of this definition; (iii) any and all patents and patent applications that, in whole or in part, claim priority to (directly or indirectly), or the benefit of the filing date of, any of the patents or patent applications described in (i) or (ii) of this definition, including any and all child, continuation, continuation-in-part, continuing prosecution, divisional, provisional, non-provisional, reissue, reexamination, substitution, extension and counterpart patents and patent applications of any of the patents or patents applications described in (i) or (ii) of this definition; (iv) any and all patents and patent applications from which any of the patents or patent applications described in (i) or (ii) of this definition, in whole or in part, claim the benefit of priority (directly or indirectly) or otherwise claim the benefit of the filing date, including any and all parent patents or patent applications of any of the patents or patent applications described in (i) or (ii) of this definition; and (v) any and all extensions or renewals of any of the patent or patent applications described in this definition. Any one of the foregoing is a “Patent”.

“PTO” shall mean the United States Patent & Trademark Office.

“RPX Licensee” shall mean each Entity set forth in a separate agreement between the Parties of even date herewith.

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EXECUTION VERSION	RPX CONFIDENTIAL

“Section 1542” shall have the meaning ascribed to it in Section 4.2(b).

“Series H Preferred Stock” shall mean 381,967 shares of Series H Preferred Stock as identified in the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock, filed with the Secretary of State for the State of Delaware on December 31, 2013, authentication number 131494148, corporate file number 2296558, representing all Series H Preferred Stock owned by RPX on the date hereof.

Section 1.          Fees, Patent License, Standstill

1.1          License Fee. Within one (1) business day of the Effective Date, (a) RPX shall sell, assign, transfer and convey to Licensor the Series H Preferred Stock, and (b) RPX shall pay to the account designated by Licensor the amount of US$4,355,000 via wire transfer per wire account information provided by Licensor and set forth on the confidential Exhibit E attached hereto ((a) and (b) collectively, the “License Fee”), and RPX will deliver to Licensor on the Effective Date a fully executed assignment in the form attached hereto as Exhibit C.

1.2          Patent License; Sublicense Rights; Covenant Not To Sue.

(a)          Subject to the limitations set forth in Section 1.4 hereof, upon Licensor’s receipt of the License Fee, Licensor shall automatically be deemed to grant, and does hereby grant, to RPX the Patent License, which Patent License shall include:

(i)          the exclusive and irrevocable (except as otherwise expressly provided in Section 1.2(c)) right of RPX to grant to each RPX Licensee a non-sublicensable, non- transferrable sublicense under the Patent License and a release from all claims for damages for past, present and future infringement of the Patents; provided that in no event will RPX have the right to grant to any RPX Licensee the rights with respect to the Patents to the extent that such rights are duplicative of rights granted to such RPX Licensee prior to the Effective Date; and

(ii)          the exclusive and irrevocable (except as otherwise expressly provided in Section 1.2(c)) right of RPX to grant to Alcatel-Lucent a non-sublicensable, non-transferrable sublicense under the Hams Patent License and a release from all claims for damages for infringement of the Harris Patents.

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EXECUTION VERSION	RPX CONFIDENTIAL

(b)          Subject to the limitations set forth in Section 1.4 hereof, any sublicense (and release) granted to an RPX Licensee or to Alcatel-Lucent pursuant to Section 1.2(a) shall be deemed to be an automatic, non-sublicensable, non-transferrable sublicense (and release) to such RPX Licensee’s Affiliates (“RPX Licensee Affiliates”) and to Alcatel-Lucent’s Affiliates, and such RPX Licensees’, RPX Licensee Affiliates’, Alcatel-Lucent’s, and Alcatel-Lucent Affiliates’ direct and indirect customers, Have-Made Vendors, developers, distributors, suppliers, other contractors, licensees, and end users (each, a “Covered Third Partv”), solely to the extent such third parties make, have made, use, have used, sell, lease, have leased, import, offer for sale, have offered for sale, have sold, copy, develop, have developed, operate, market, have marketed, import, have imported, own, order, design, purchase, practice, obtain, keep, acquire, receive, build, deliver, host, distribute, have distributed, provide, supply, export, have exported, and otherwise commercially exploit or dispose of any Licensed Product and Service or any Harris Licensed Product and Service. For clarity, the sublicense granted in this Section 1.2(b) shall not extend to those activities of a future RPX Licensee Affiliate that occurred prior to the RPX Licensee Affiliate being Controlled by an RPX Licensee. Notwithstanding the foregoing, to the extent that any Entity set forth on Exhibit D or any Affiliates thereof supply off-the-shelf hardware or components to an RPX Licensee, an RPX Licensee Affiliate, Alcatel-Lucent, or an Alcatel-Lucent Affiliate (an “Excluded Supplier”), such Excluded Supplier will not be deemed a “Covered Third Party” hereunder with respect to such off-the-shelf hardware or components supplied to an RPX Licensee, RPX Licensee Affiliate, Alcatel-Lucent, or Alcatel-Lucent Affiliate. For the avoidance of doubt, in no event will the foregoing limitation with respect to Excluded Suppliers affect the rights that any Entity set forth on Exhibit D or any Affiliates thereof would otherwise receive under this Agreement as a direct or indirect customer, Have-Made Vendor, developer, distributor, other contractor, licensee, or end user of any Licensed Product and Service or Harris Licensed Product and Service. In addition and notwithstanding the foregoing, in the event that any Entity set forth on Exhibit D or any Affiliates thereof is itself an RPX Licensee or RPX Licensee Affiliate, such Entity will not be an Excluded Supplier hereunder.

(c)          Subject to the limitations set forth in Section 1.4 hereof, solely with respect to the Future-Acquired Patents, the Patent License will be suspended automatically with respect to a particular RPX Licensee and its Affiliates in the event that after the Effective Date such RPX Licensee or its Affiliates files any patent infringement litigation claim against Spherix (excluding defensive claims in response to patent assertions by Spherix or its Affiliates). Any such suspension will apply ab initio solely with respect to the applicable RPX Licensee (together with its Affiliates) that filed such claim, and in no event will the rights of any other RPX Licensees or their Affiliates under the Patent License be affected. In addition, in no event will any such suspension apply to rights under any Patents other than the Future-Acquired Patents.

1.3          Standstill. For the period beginning on the Effective Date and continuing for the five (5) year period thereafter (the “Standstill Period”), the Licensor hereby covenants and agrees that neither Licensor nor any of its Affiliates will sue or threaten to sue (or instruct, encourage, or aid a third party to sue or threaten to sue) any RPX Licensee, RPX Licensee Affiliate, or Alcatel- Lucent for direct or indirect infringement (including, without limitation, inducement, or contributory infringement) under any Future Acquired Patent. The Parties agree that the Standstill Period shall not be included in any patent infringement damages calculation in any patent infringement lawsuit filed by Spherix against an RPX Licensee, RPX Licensee Affiliate, or Alcatel-Lucent after the Standstill Period.

1.4          Limitations on Patent License. Notwithstanding anything to the contrary herein:

(a)          in no event will Alcatel-Lucent receive any rights under the Patent License in 1.2(a)(i) as an RPX Licensee Affiliate. In addition, in no event will any products or services of Alcatel-Lucent (as they existed immediately before the acquisition of Alcatel-Lucent by Nokia Corporation) be deemed Licensed Products and Services by re-branding those products or services with a Nokia Corporation brand; and

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(b)          in no event will the Patent License extend to the manufacture of chipsets by RPX Licensees or their Affiliates (the “Excluded Field”). Activities of RPX Licensees and their Affiliates within the Excluded Field are covered by the covenant not to sue as set forth in Section 3(d) below.

1.5          Divestments of RPX Licensees and RPX Licensee Affiliates. If an RPX Licensee or any Affiliate of an RPX Licensee divests itself of (a) Control in, or (b) all or a substantial portion of the assets of, any Affiliate, line of business, business or operating unit or division or any other organizational component of an RPX Licensee or an RPX Licensee Affiliate (excluding any transaction wherein a third party obtains Control of an RPX Licensee or ownership of all or substantially all of the business or assets of an RPX Licensee, which shall be governed by Section 5.1) (any of the foregoing a “Spin-Out”), the Patent License, releases, immunities and covenants not to sue granted herein will continue with respect to such Spin-Out’s Licensed Products and Services and Combined Licensed Products and Services as of the date of the Spin- Out and any improvements thereto and natural growth and evolutions thereof; provided, however, that any Entity (and any Affiliates thereof other than the Spin-Out itself) that acquires the Spin-Out will not receive the benefit of the Patent License, releases, immunities and covenants not to sue granted herein as a result of such acquisition of the Spin-Out except with respect to any Licensed Products and Services and Combined Licensed Products and Services of the Spin-Out as of the date of the Spin-Out and any improvements thereto and natural growth and evolutions thereof Nothing in this Section 1.5 shall modify or limit the rights of RPX Licensees and their Affiliates with respect to the Patent License.

Section 2.           Representations and Warranties

2.1          Representations and Warranties of Licensor. Licensor, on behalf of itself and its Affiliates, represents and warrants that, as of the Effective Date:

(a)          it has all requisite legal right, power, and authority to execute and deliver all documents required to be executed (including this Agreement) and to perform all of its obligations under and grant all rights in accordance with this Agreement, and it has received all necessary approvals from its officers, directors and shareholders in accordance with law and any corporate governance documents, including, without limitation, any and all bylaws, shareholder agreements, management agreements, voting rights agreements and other corporate document applicable to Licensor or any of its Affiliates;

(b)          it has good and marketable title to the Patents (including, without limitation, all right, title, and interest in the Patents and the right to sue for past, present and future infringements thereof); Licensor has the legal right to grant the Patent License, Harris Patent License, releases and covenants not to sue set forth in Section 1.2 and Section 1.3 to RPX and the other Entities identified in Section 1.2 and Section 1.3, and it has provided to RPX accurate and complete copies of all agreements in Licensor’s possession under which it obtained by assignment or otherwise such title to the Patents;

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(c)          a complete list of all encumbrances, license agreements, covenants not to sue, security interests, and settlement agreements that Licensor has granted under the Patents in effect as of the Effective Date in provided at Exhibit B;

(d)          to the best of Licensor’s knowledge, the inventions and discoveries described in the Patents were made solely by the inventor(s) named in the Patents, without misappropriation of any trade secrets, confidential information, or other rights of any person, and no other party has any rights with respect to any such inventions or to the Patents;

(e)          it has not entered and shall not enter into any agreement that would materially impair or conflict with its obligations hereunder;

(f)          performance of this Agreement does not and will not conflict with or result in a breach of any agreement to which it is bound and will not violate any applicable law or regulation;

(g)          to the best of Licensor’s knowledge, other than certain claims of United States Patent Nos. 6,980,564; 5,581,599; and 6,614,899, no patent claim in the Patents has been adjudicated to be invalid or unenforceable, in whole or in part, for any reason, in any administrative, arbitration, or judicial proceeding before a tribunal of competent jurisdiction, and Licensor has not received notice from any third party threatening the filing of any such proceeding except for any notice from any Licensor Litigation Defendant in connection with a Licensor Litigation; and

(h)          As of the Effective Date, Licensor and its Affiliates do not own any right, title or interest in, or have exclusive license rights under, any patents or patent applications other than the Patents listed on Exhibit A-1; and

(i)          Licensor and its Affiliates have never sold, assigned, or transferred any patents or patent applications, or otherwise granted any exclusive rights to any third party under any patents or patent applications (other than transfers to Affiliates).

2.2          Representations and Warranties of RPX. RPX represents and warrants that it has all requisite legal right, power, and authority to execute, deliver, and perform this Agreement.

Section 3.           Covenants of Licensor. In addition to and without limiting any other covenants contained in this Agreement, Licensor, on behalf of itself and its Affiliates, further covenants as follows:

(a)          it will not enter into any agreement that would materially impair or conflict with its obligations hereunder;

(b)          in the event Licensor transfers, assigns or conveys any interest in the Patents to any third party (including any Affiliates) other than to RPX or RPX’s Affiliates, it will obligate such third party to agree in writing to abide by all covenants, releases, rights and obligations owed under this Agreement by Licensor and to take the Patents subject to the Patent License and Harris Patent License granted by Licensor hereunder and subject to any sublicense (and release and covenant) granted by RPX or Licensor (as applicable) in accordance with Section 1;

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(c)          it shall pay all taxes (including, without limitation, sales and value added taxes) imposed on Licensor by the national government, and any state, local or other political subdivision thereof, of any country in which Licensor is subject to taxation, as the result of RPX’s furnishing consideration hereunder;

(d)          as of the Effective Date, Licensor will not sue or threaten to sue (or instruct, encourage, or aid a third party to sue or threaten to sue) RPX, any RPX Affiliate, any RPX Licensee, any RPX Licensee Affiliate, or any other Entity that has been granted a sublicense under the Patent License (including Covered Third Parties), unless the sublicense of the applicable RPX Licensee, RPX Licensee Affiliate, or other Entity has been terminated pursuant to Sections 1.2(c) with respect to the applicable Patents, for direct or indirect infringement (including, without limitation, inducement, or contributory infringement) under any Patent, including for direct or indirect infringement under any Patent in connection with activities within the Excluded Field, and, except with respect to any Excluded Supplier’s supply of off-the-shelf hardware or components to an RPX Licensee or RPX Licensee Affiliate, neither Licensor nor its Affiliates will sue or threaten to sue (or instruct, encourage, or aid a third party to sue or threaten to sue) any such RPX Licensee’s or RPX Licensee Affiliate’s customers, suppliers, manufacturers or distributors for direct or indirect infringement (including, without limitation, inducement, or contributory infringement) under any Patent, with respect to any such RPX Licensee’s or RPX Licensee Affiliate’s Licensed Product and Service, unless the sublicense of the applicable RPX Licensee, RPX Licensee Affiliate, or such RPX Licensee’s, or RPX Licensee Affiliate’s customers, suppliers, manufacturers or distributors has been terminated pursuant to Sections 1.2(c) with respect to the applicable Patents;

(e)          as of the Effective Date, Licensor will not sue or threaten to sue (or instruct, encourage, or aid a third party to sue or threaten to sue) Alcatel-Lucent, any Alcatel-Lucent Affiliate, or any other Entity that has been granted a sublicense under the Harris Patent License (including Covered Third Parties), unless the sublicense of the applicable Alcatel-Lucent, any Alcatel-Lucent Affiliate, or any other Entity has been terminated pursuant to Sections 1.2(c) with respect to the applicable Harris Patents, for direct or indirect infringement (including, without limitation, inducement, or contributory infringement) under any Harris Patent, including for direct or indirect infringement under any Harris Patent in connection with activities within the Excluded Field, and, except with respect to any Excluded Supplier’s supply of off-the-shelf hardware or components to Alcatel-Lucent or Alcatel-Lucent Affiliate, neither Licensor nor its Affiliates will sue or threaten to sue (or instruct, encourage, or aid a third party to sue or threaten to sue) any Alcatel-Lucent or Alcatel-Lucent Affiliate’s customers, suppliers, manufacturers or distributors for direct or indirect infringement (including, without limitation, inducement, or contributory infringement) under any Harris Patent, with respect to Alcatel-Lucent’s or Alcatel-Lucent Licensee Affiliate’s Harris Licensed Product and Service, unless the sublicense of Alcatel-Lucent, Alcatel-Lucent Affiliate, or Alcatel-Lucent’s, or Alcatel-Lucent Affiliate’s customers, suppliers, manufacturers or distributors has been terminated pursuant to Sections 1.2(c) with respect to the applicable Harris Patents; and

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(f)          as of the Effective Date, in the event that RPX provides written notice to Licensor that Licensor has sued or threatened to sue (or instructed, encouraged, or aided a third party to sue or threaten to sue) any Entity in violation of the Standstill or Section 3(d), Licensor will immediately cease making any such threats and promptly dismiss, with prejudice, any such lawsuit (or other adversarial proceeding), and, to the extent Licensor fails to take such action within five business (5) days following the written notice from RPX, Licensor will promptly reimburse RPX and such damaged Entity, as applicable, for any reasonable costs (including reasonable attorney fees) incurred as a result of such threat or lawsuit.

Section 4. Disclaimers. Indemnification and Releases

4.1          Disclaimer. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 2 AND 3 ABOVE, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 2 AND 3, NEITHER PARTY GIVES THE OTHER PARTY ANY ASSURANCE:

(A) REGARDING THE PATENTABILITY OF ANY CLAIMED INVENTION IN, OR THE VALIDITY, OF ANY PATENT, OR

(B) THAT THE MANUFACTURE, USE, SALE, OFFERING FOR SALE, IMPORTATION, EXPORTATION, OR OTHER DISTRIBUTION OF ANY LICENSED PRODUCT AND SERVICE DISCLOSED AND CLAIMED IN ANY PATENT BY ANY LICENSEE, SUBLICENSEE OR ANYONE ELSE WILL OR WILL NOT CONSTITUTE AN INFRINGEMENT OF SUCH RIGHTS OR ANY INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSONS OR ENTITIES.

4.2	Release.

(a)          As of the Effective Date, Licensor shall automatically be deemed to, and does hereby, forever waive and release all Claims, known or unknown, that Licensor may have against RPX, any RPX Affiliate, any RPX Licensee and any RPX Licensee Affiliate. As of the Effective Date, Licensor shall automatically be deemed to, and does hereby, forever waive and release all Claims regarding the Harris Patents, known or unknown, that Licensor may have against Alcatel-Lucent and any Alcatel-Lucent Affiliate.

(b)          Licensor understands and agrees that the releases set forth in Section 4.2(a) shall extend to any and all Claims described in Section 4.2(a) of every nature and kind whatsoever, whether such Claims are known or unknown, suspected or unsuspected, and any and all rights that may exist under Section 1542 of the California Civil Code (“Section 1542”) within the scope of the release set forth in Section 4.2(a) are expressly waived. Licensor expressly acknowledges that it has read Section 1542, which provides as follows:

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EXECUTION VERSION	RPX CONFIDENTIAL

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Licensor understands and agrees that Section 1542, if applicable herein, gives it the right not to release existing Claims of which it is not now aware of and does not suspect to exist, unless it voluntarily chooses to waive this right. Even though Licensor is aware of this right, it nevertheless hereby voluntarily waives the right described in Section 1542, and elects to assume all risks for Claims with respect to the Patents that now exist in its favor, known or unknown, arising from the subject matter of the release set forth in Section 4.2(a), and expressly waives any rights under any other statutes or common law principles of similar effect. If, contrary to the specific intent of Licensor, any Claims with respect to the Patents released under Section 4.2(a) are deemed to exist or survive despite the releases given in Section 4.2(a) above, Licensor hereby forever, expressly and irrevocably waives entitlement to all such released Claims with respect to the Patents, known and unknown, prior to the Effective Date, and it is expressly agreed that the provisions of Section 1542 do not apply.

Section 5.           Miscellaneous

5.1          Binding Effect and Assignment. This Agreement shall not be binding upon the Parties until it has been signed herein below by or on behalf of each Party. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto and their respective Affiliates, successors and assigns. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid. The Patent License, Harris Patent License and any sublicenses granted and/or included therein pursuant to Section 1.2, as well as the Standstill, are for the benefit of RPX, RPX Licensees, RPX Licensee Affiliates, Alcatel-Lucent, Alcatel-Lucent’s Affiliates (as applicable) and each of their respective Covered Third Parties, and RPX, RPX Licensees, RPX Licensee Affiliates, Alcatel-Lucent, and Alcatel-Lucent Affiliates can legally enforce such licenses and sublicenses, as well as the Standstill (as applicable) and the terms of this Agreement, against Licensor.

5.2          Notices. Notices and other communications relevant to this Agreement or to any of the Patents shall be sent by electronic mail, hand delivery, or by registered or certified mail to the following address, or to such other address as may be given by notice hereafter, and shall be effective upon sending, if sent by electronic mail, as proven by electronic date stamp, or upon receipt if sent by registered or certified mail, as proven by a post office delivery receipt:

For Licensor:

Spherix Incorporated

1350 Ave of the Americas FL 2

New York, NY 10019

ATTN: Anthony Hayes, CEO

Email: ahayes@spherix.com

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EXECUTION VERSION	RPX CONFIDENTIAL

For RPX:

RPX Corporation

One Market Plaza, Steuart Tower, Suite 800

San Francisco, CA 94105

ATTN; Legal Department

Email: legal@rpxcorp.com

5.3          Severability. If any section of this Agreement is found by competent authority to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the Parties.

5.4          Governing Law and Jurisdiction. This Agreement, including its formation, shall be governed by and construed, and the legal relations between the Parties hereto shall be determined, in accordance with the law of the State of Delaware, United States of America, as such law applies to contracts signed and fully performed in such State, without regard to the principles of conflicts of law thereof. The Parties agree (a) that all disputes and litigation regarding this Agreement, its construction and matters connected with its performance be subject to the exclusive jurisdiction of the state and federal courts in the District of Delaware (the “Courts’”), and (b) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to the Courts. The parties hereby waive any challenge to the jurisdiction or venue of the Courts over these matters.

5.5          Section Headings. The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.6          Confidentiality. Neither Party hereto shall disclose the terms of this Agreement to any third party, without the prior written consent of the other Party. This obligation is subject to the following exceptions: (a) disclosure by the Parties and their Affiliates is permissible if required by government or court order, discovery request, or subpoena in pending Licensor Litigations, provided that: (i) the disclosing Party first gives the other Party prior written notice in order to enable that Party to seek a protective order or motion to quash (or other equivalent protection), such permissible disclosure limited to the terms legally required to be disclosed, and (ii) any such disclosure is subject to protective order, with such permissible disclosure protected under an “Outside Attorneys Eyes Only” or higher confidentiality designation; (b) disclosure by the Parties and their Affiliates is permissible if otherwise required by any applicable securities laws or stock exchange requirements, provided that the Parties will use their commercially reasonable efforts to limit the disclosure of the contents of this agreement (including but not limited to any exhibits to this Agreement) to the extent legally permissible, as determined in each Party’s reasonable discretion; (c) the Parties and their Affiliates may disclose this Agreement or its contents to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, and financial advisors; (d) RPX and its Affiliates may disclose the non-financial terms of this Agreement to any potential sublicensees of the Patents; and (e) either Party may disclose any information that was made publicly available without a breach of this Agreement.

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EXECUTION VERSION	RPX CONFIDENTIAL

5.7          Publicity. RPX may issue a press release after the Effective Date subject to the prior written approval of Licensor, not to be unreasonably withheld. Licensor may issue a press release after the Effective Date in the form approved by RPX in writing prior to the Effective Date. Notwithstanding anything to the contrary herein, except as expressly provided in this Section 5.7, neither Party may issue a press release or make any similar public announcement with respect to this Agreement (whether orally or in writing) that identifies the other Party hereto or the Entities granted a sublicense by RPX under Section 1.2, unless such other Party or Entity consents in writing to such press release or similar public announcement, In addition, in no event will the Entities granted a sublicense by RPX under Section 1.2 of this Agreement be subject to the foregoing restrictions set forth in this Section 5.7. For the sake of clarity, any filings made with the SEC by Licensor that contain disclosures required to be made under relevant securities laws, including the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, and the rules and regulations thereunder, shall not constitute a press release or similar public announcement under this Section 5.7.

5.8          Entire Agreement. This Agreement, including Exhibits A through E attached hereto, embodies the entire understanding of and agreement between the Parties with respect to the Patents and merges and supersedes all prior agreements, understandings, negotiations, and discussions between the Parties. Neither Party shall be bound by any condition, definition, warranty, understanding or representation with respect to the subject matter hereof other than as expressly provided herein.

5.9          Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

5.10          Relationship of the Parties. Nothing contained herein, or done in pursuance of this Agreement, will constitute the Parties entering into a joint venture or partnership or will constitute either Party hereto being the agent for the other Party for any purpose or in any sense whatsoever.

5.11          Licenses of Intellectual Property. All rights, licenses and releases granted by Licensor directly or indirectly to RPX, RPX Affiliates, RPX Licensees, RPX Licensee Affiliates, Alcatel-Lucent, or Alcatel-Lucent Affiliates are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties hereto agree that RPX, RPX Affiliates, RPX Licensees, RPX Licensee Affiliates, Alcatel-Lucent, or Alcatel-Lucent Affiliates as licensees or sublicensees of rights granted in this Agreement, shall retain and may fully exercise all their rights and elections under the Bankruptcy Code. The Parties hereto further agree that, in the event that any proceeding shall be instituted by or against Licensor seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, the opposite Parties shall have the right to retain and enforce their rights under this Agreement, provided that they remain in full compliance with the terms and conditions of this Agreement.

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EXECUTION VERSION	RPX CONFIDENTIAL

5.12          Authorship. Neither Party shall be considered the author of this Agreement for the purpose of interpreting any provision herein.

5.13          Acknowledgement. Licensor acknowledges that nothing in this Agreement shall require or shall be construed to require RPX or any RPX Affiliate to sue or threaten to sue (or instruct, encourage, or aid a third party to sue or threaten to sue) any Entity.

5.14          Termination and Survival. Those provisions that by their nature are intended to survive termination or expiration of this Agreement shall so survive. For the avoidance of doubt, the Patent License (including the Harris Patent License) granted by Licensor to RPX hereunder, RPX’s right to grant sublicenses in accordance with Section 1, all sublicenses granted by RPX in accordance with Section 1, and all releases, covenants, representations and warranties given by Licensor shall survive termination or expiration of this Agreement.

[The remainder of this page is blank; signature page follows.]

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EXECUTION VERSION	RPX CONFIDENTIAL

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date. Each individual signing below represents and warrants that he or she has authority to sign for and enter into this Agreement on behalf of his or her respective Party.

Agreed to:	Agreed to:

SPHERIX INCORPORATED	RPX CORPORATION

By:	/s/ ANTHONY HAYES	By:	/s/ ROBERT H. HEATH

Name:	ANTHONY HAYES	Name:	ROBERT H. HEATH

Title:	CEO	Title:	SR. VICE PRESIDENT

Date:	MAY 23, 2016	Date:	23 MAY 2016

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